Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2016 SECOND QUARTER RESULTS
-- Diluted EPS of $0.98; Adjusted diluted EPS of $1.29, both including a $0.19 benefit from ACA reconciliations --

ST. LOUIS, MISSOURI (July 26, 2016) -- Centene Corporation (NYSE: CNC) today announced its financial results for the second quarter ended June 30, 2016.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

For the second quarter of 2016, we reported diluted earnings per share of $0.98 and adjusted diluted earnings per share (Adjusted diluted EPS) of $1.29 when excluding Health Net acquisition related expenses and amortization of acquired intangible assets. The second quarter of 2016 includes a $0.19 per diluted share benefit related to the 2015 risk adjustment and reinsurance reconciliations under the Affordable Care Act (ACA) in connection with our health insurance marketplace business. A reconciliation of GAAP diluted earnings per share to Adjusted diluted EPS is highlighted below:

GAAP diluted earnings per share (EPS)	$0.98
Health Net acquisition related expenses	0.16
Amortization of acquired intangible assets	0.15
Adjusted diluted EPS	$1.29
In summary, the 2016 second quarter results were as follows:

Total revenues (in millions)	$10,897
Health benefits ratio	86.6%
General & administrative expense ratio	9.2%
General & administrative expense ratio, excluding Health Net acquisition related expenses	9.0%
GAAP diluted earnings per share	$0.98
Adjusted diluted EPS	$1.29
Total cash flow used in operations (in millions)	$(420)

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Centene’s solid second quarter results reinforce our positive operating momentum and bode well for continued growth for the balance of 2016 and beyond.  The Health Net integration remains on track and the benefits of our greater scale and diversity are being realized accordingly."

Second Quarter Highlights

•	June 30, 2016 managed care membership of 11.4 million, an increase of 6.8 million members, or 148% compared to the second quarter of 2015.

•	Total revenues for the second quarter of 2016 of $10.9 billion, representing 98% growth compared to the second quarter of 2015.

•	Health benefits ratio of 86.6% for the second quarter of 2016, compared to 89.1% in the second quarter of 2015.

•	General and administrative expense ratio of 9.2%, or 9.0% excluding Health Net acquisition related expenses for the second quarter of 2016, compared to 8.4% in the second quarter of 2015.

•
Operating cash flow of $(420) million for the second quarter of 2016, reflecting an increase in premium and related receivables of approximately $600 million due to the timing of June capitation payments from several of our states (substantially all of which has been collected in July).

•
Diluted earnings per share for the second quarter of 2016 of $0.98, or $1.29 of Adjusted diluted EPS. In comparison, diluted EPS for the second quarter of 2015 was $0.72, or $0.76 Adjusted diluted EPS.

Other Events

•
In July 2016, it was announced that the Department of Defense awarded our wholly-owned subsidiary, Health Net Federal Services, the TRICARE West Region contract. We will continue to operate in the TRICARE North Region until the middle of 2017, when we expect to start health care delivery for the West Region.

•
In June 2016, our Indiana subsidiary, Managed Health Services, was selected by the Indiana Family & Social Services Administration to begin contract negotiations to provide risk-based managed care services for enrollees in the Healthy Indiana Plan and Hoosier Healthwise programs. This new contract is expected to commence on January 1, 2017.

•
In June 2016, the Company issued an additional $500 million of 4.75% Senior Notes due 2022 at a premium to yield of 4.41%. The Company used the net proceeds of the offering to repay amounts outstanding under its Revolving Credit Facility and to pay related fees and expenses.

•
In June 2016, our correctional health care joint venture, Centurion, began operating under two new contracts with the State of New Mexico Corrections Department to provide correctional medical health care services and pharmacy services.

•
In May 2016, our specialty solutions division, Envolve, Inc. was selected by Maryland Care Inc. d/b/a Maryland Physicians Care MCO to provide health plan management services for its Medicaid operations in Maryland effective July 1, 2017.

•
In April 2016, our Pennsylvania subsidiary, Pennsylvania Health & Wellness, was selected by the Pennsylvania Department of Human Services to service Medicaid recipients enrolled in the HealthChoices program in three zones. In July 2016, the Commonwealth reissued the request for proposal with an anticipated commencement of April 2017.

•	In April 2016, we announced the appointment of Christopher Isaak to Senior Vice President, Corporate Controller and Chief Accounting Officer.

Accreditations & Awards

•	In July 2016, FORTUNE magazine announced Centene's position of #470 in its annual ranking of the largest companies globally by revenue.

•	In June 2016, FORTUNE magazine announced Centene's position of #124 in its annual ranking of America's largest companies by revenue.

•
In May 2016, our Florida subsidiary, Sunshine Health, received Accreditation from the National Committee for Quality Assurance for its Medicaid and Health Insurance Marketplace Exchange plan, Ambetter from Sunshine Health.

•
In May 2016, at the Case In Point Platinum Awards, Centene and its specialty solutions divisions, Envolve, Inc. were honored with awards in five categories: Behavioral Health Case Management, Women/Children Case Management, Acute Care, Care Management, and Disease Management/Population Health.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	June 30,
	2016	2015
Arizona	597,700	210,900
Arkansas	52,800	45,400
California	3,097,600	178,700
Florida	726,200	470,300
Georgia	493,300	405,000
Illinois	234,700	209,100
Indiana	291,000	250,400
Kansas	144,800	143,000
Louisiana	375,300	358,900
Massachusetts	47,100	61,500
Michigan	2,200	2,700
Minnesota	9,500	10,900
Mississippi	323,800	250,600
Missouri	102,900	82,600
New Hampshire	79,700	70,800
New Mexico	7,100	—
Ohio	319,000	287,100
Oregon	221,500	—
South Carolina	113,700	112,600
Tennessee	20,800	21,400
Texas	1,037,000	969,700
Vermont	1,600	2,800
Washington	239,700	214,100
Wisconsin	76,100	78,600
Total at-risk membership	8,615,100	4,437,100
TRICARE eligibles	2,815,700	—
Non-risk membership	—	176,600
Total	11,430,800	4,613,700

The following table sets forth our membership by line of business:

	June 30,
	2016	2015
Medicaid:
TANF, CHIP & Foster Care	5,541,200	3,536,000
ABD & LTC	757,500	454,000
Behavioral Health	455,800	203,900
Commercial	1,423,400	167,400
Medicare & Duals	300,700	28,200
Correctional	136,500	47,600
Total at-risk membership	8,615,100	4,437,100
TRICARE eligibles	2,815,700	—
Non-risk membership	—	176,600
Total	11,430,800	4,613,700

At June 30, 2016, the Company served 1,004,200 members in Medicaid expansion programs in nine states and 363,600 dual-eligible members, compared to 368,900 members in Medicaid expansion programs in seven states and 187,400 dual-eligible members at June 30, 2015. At June 30, 2016, the Company served 617,700 members in Health Insurance Marketplaces, compared to 167,400 at June 30, 2015.

Statement of Operations: Three Months Ended June 30, 2016

•
For the second quarter of 2016, total revenues increased 98% to $10.9 billion from $5.5 billion in the second quarter of 2015. The increase was primarily a result of the acquisition of Health Net as well as the impact from expansions, acquisitions or new programs in many of our states in 2015.

•
HBR of 86.6% for the second quarter of 2016 represents a decrease from 89.1% in the comparable period in 2015 and a decrease from 88.7% in the first quarter of 2016. The year over year HBR decrease is primarily attributable to the acquisition of Health Net, which operates at a lower HBR due to a higher mix of commercial and Medicare business. The sequential decrease is due to normal seasonality and the acquisition of Health Net.

•
G&A expense ratio of 9.2%, or 9.0% excluding Health Net acquisition related expenses for the second quarter of 2016, compared to 8.4% in the second quarter of 2015. The increase in the G&A expense ratio is primarily attributable to the addition of the Health Net business.

•
Diluted earnings per share for the second quarter of 2016 of $0.98, or $1.29 of Adjusted diluted EPS when excluding Health Net acquisition related expenses and amortization of acquired intangible assets, including a $0.19 per diluted share benefit related to the 2015 risk adjustment and reinsurance reconciliations under the Affordable Care Act (ACA) in connection with our health insurance marketplace business. In comparison, diluted EPS for the second quarter of 2015 was $0.72, or $0.76 Adjusted diluted EPS when excluding Health Net acquisition related expenses and amortization of acquired intangible assets.

Balance Sheet and Cash Flow

At June 30, 2016, the Company had cash, investments and restricted deposits of $7.5 billion, including $196 million held by its unregulated entities. Medical claims liabilities totaled $4.0 billion. The Company's days in claims payable was 43. Total debt was $4.5 billion, which includes $185 million of borrowings on the $1.0 billion revolving credit facility at quarter-end. Debt to capitalization was 44.4% at June 30, 2016, excluding the $66 million non-recourse mortgage note.

In the second quarter, we continued to make progress on the fair valuation of the Health Net balance sheet. There has been no unfavorable development on the medical claims liability as established at March 24, 2016. We did increase reserves for medical claims primarily associated with disputed substance abuse treatment center costs. Additionally, we recorded premium deficiency reserves primarily associated with Arizona and the California individual PPO business.

Cash flow used in operations for the three months ended June 30, 2016, was $(420) million. The cash used in operating activities in 2016 reflects an increase in premium and related receivables of approximately $600 million due to the timing of June capitation payments from several of our states (substantially all of which has been collected in July).

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2016[1]	42
Impact of Health Net acquisition accounting	1
Days in claims payable, June 30, 2016	43

1 A pro-forma adjustment has been made to medical costs to include a full quarter of Health Net medical costs.
Outlook

The table below depicts the Company's updated annual guidance for 2016.

	Full Year 2016
	Low	High
Total revenues (in billions)	$39.4	$40.0
GAAP diluted EPS	$2.65	$3.00
Adjusted diluted EPS[1]	$4.20	$4.55
HBR	87.0%	87.5%
G&A expense ratio	9.4%	9.9%
G&A expense ratio, excluding acquisition related costs	9.0%	9.5%
Effective tax rate	54.5%	56.5%
Diluted shares outstanding (in millions)	162.5	163.5

1Adjusted diluted EPS excludes Health Net acquisition related expenses of $1.00 to $1.05 per diluted share and amortization of acquired intangible assets of $0.50 to $0.55 per diluted share.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 26, 2016, at 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2016, and to discuss its business outlook.  Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 6099987 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 25, 2017, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Tuesday, August 2, 2016, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10088567.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information which excludes Health Net acquisition related expenses and amortization of acquired intangible assets allows investors to understand the Company's performance more consistently. The tables below provide a reconciliation of non-GAAP items ($ in millions, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

GAAP general and administrative expenses	$949	$437	$1,671	$833
Health Net acquisition related expenses	25	2	214	2
General and administrative expenses, excluding Health Net acquisition related expenses	$924	$435	$1,457	$831

GAAP net earnings from continuing operations	$170	$88	$154	$152
Health Net acquisition related expenses	25	2	214	2
Amortization of acquired intangible assets	43	5	52	12
Income tax effects of adjustments (1)	(14)	(2)	(101)	(5)
Adjusted net earnings from continuing operations	$224	$93	$319	$161

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2016
	2016	2015	2016	2015
GAAP diluted earnings per share (EPS)	$0.98	$0.72	$1.02	$1.24	$2.65 - $3.00
Health Net acquisition related expenses (2)	0.16	0.01	0.89	0.01	$1.00 - $1.05
Amortization of acquired intangible assets (3)	0.15	0.03	0.20	0.06	$0.50 - $0.55
Adjusted diluted EPS	$1.29	$0.76	$2.11	$1.31	$4.20 - $4.55

(1)
The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results. The amounts are based on the annual estimated effective income tax rate that would increase or decrease based on the exclusion of these expenses.

(2)
The Health Net acquisition related expenses per diluted share presented above are net of the income tax benefit (expense) of $(0.02) and $0.01 for the three months ended June 30, 2016 and 2015, respectively; $0.53 and zero for the six months ended June 30, 2016 and 2015, respectively; and estimated $0.37 to $0.41 for the year ended December 31, 2016.

(3)
The amortization of acquired intangible assets per diluted share presented above are net of the income tax benefit of $0.10 and $0.01 for the three months ended June 30, 2016 and 2015, respectively; $0.14 and $0.04 for the six months ended June 30, 2016 and 2015, respectively; and estimated $0.31 to $0.35 for the year ended December 31, 2016.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as "Part D"), as well as programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements
The information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including the expected benefits of the acquisition of Health Net. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the possibility that the expected synergies and value creation from the acquisition will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management’s time and Centene’s resources, and other out-of-pocket expenses incurred in connection with complying with the undertakings in connection with certain regulatory approvals; the risk that the businesses will not be integrated successfully; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions or political conditions; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder; provider and state contract changes; the outcome of pending legal or regulatory proceedings; reduction in provider payments by governmental payors; the expiration or termination of Centene’s Medicare or Medicaid managed care contracts with federal or state governments; tax matters; increased health care costs; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements reflect Centene’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Centene’s plans with respect to the acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this announcement. Centene does not assume any obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,710	$1,760
Premium and related receivables	3,488	1,279
Short term investments	443	176
Other current assets	1,212	390
Total current assets	7,853	3,605
Long term investments	4,230	1,927
Restricted deposits	137	115
Property, software and equipment, net	626	518
Goodwill	4,707	842
Intangible assets, net	1,609	155
Other long term assets	334	177
Total assets	$19,496	$7,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$3,950	$2,298
Accounts payable and accrued expenses	3,218	976
Return of premium payable	589	207
Unearned revenue	212	143
Current portion of long term debt	845	5
Total current liabilities	8,814	3,629
Long term debt	3,649	1,216
Other long term liabilities	1,346	170
Total liabilities	13,809	5,015
Commitments and contingencies
Redeemable noncontrolling interests	147	156
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; authorized 400,000,000 shares; 176,231,905 issued and 170,653,478 outstanding at June 30, 2016, and 126,855,477 issued and 120,342,981 outstanding at December 31, 2015	—	—
Additional paid-in capital	4,119	956
Accumulated other comprehensive earnings (loss)	43	(10)
Retained earnings	1,510	1,358
Treasury stock, at cost (5,578,427 and 6,512,496 shares, respectively)	(143)	(147)
Total Centene stockholders’ equity	5,529	2,157
Noncontrolling interest	11	11
Total stockholders’ equity	5,540	2,168
Total liabilities and stockholders’ equity	$19,496	$7,339

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Premium	$9,688	$4,692	$15,674	$8,991
Service	588	492	1,013	954
Premium and service revenues	10,276	5,184	16,687	9,945
Premium tax and health insurer fee	621	322	1,163	692
Total revenues	10,897	5,506	17,850	10,637
Expenses:
Medical costs	8,385	4,181	13,696	8,042
Cost of services	515	419	882	821
General and administrative expenses	949	437	1,671	833
Amortization of acquired intangible assets	43	5	52	12
Premium tax expense	498	239	948	520
Health insurer fee expense	130	52	204	107
Total operating expenses	10,520	5,333	17,453	10,335
Earnings from operations	377	173	397	302
Other income (expense):
Investment and other income	32	10	47	19
Interest expense	(52)	(11)	(85)	(21)
Earnings from continuing operations, before income tax expense	357	172	359	300
Income tax expense	188	84	205	147
Earnings from continuing operations, net of income tax expense	169	88	154	153
Discontinued operations, net of income tax benefit	(1)	—	(2)	(1)
Net earnings	168	88	152	152
(Earnings) loss attributable to noncontrolling interests	1	—	—	(1)
Net earnings attributable to Centene Corporation	$169	$88	$152	$151

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$170	$88	$154	$152
Discontinued operations, net of income tax benefit	(1)	—	(2)	(1)
Net earnings	$169	$88	$152	$151

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.00	$0.74	$1.04	$1.28
Discontinued operations	(0.01)	—	(0.01)	(0.01)
Basic earnings per common share	$0.99	$0.74	$1.03	$1.27

Diluted:
Continuing operations	$0.98	$0.72	$1.02	$1.24
Discontinued operations	(0.01)	—	(0.01)	(0.01)
Diluted earnings per common share	$0.97	$0.72	$1.01	$1.23

Weighted average number of common shares outstanding:
Basic	170,558,778	119,003,569	148,050,927	118,894,269
Diluted	173,778,537	122,965,011	151,147,640	122,785,459

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$152	$152
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities
Depreciation and amortization	111	53
Stock compensation expense	83	33
Deferred income taxes	(13)	(13)
Gain on contingent consideration	(1)	(10)
Changes in assets and liabilities
Premium and related receivables	(1,121)	(341)
Other current assets	(26)	(28)
Medical claims liabilities	188	366
Unearned revenue	(50)	(102)
Accounts payable and accrued expenses	(8)	166
Other long term liabilities	463	144
Other operating activities, net	(3)	(25)
Net cash (used in) provided by operating activities	(225)	395
Cash flows from investing activities:
Capital expenditures	(94)	(58)
Purchases of investments	(956)	(513)
Sales and maturities of investments	593	276
Investments in acquisitions, net of cash acquired	(862)	(11)
Other investing activities, net	—	7
Net cash used in investing activities	(1,319)	(299)
Cash flows from financing activities:
Proceeds from borrowings	5,711	750
Payment of long term debt	(3,124)	(479)
Common stock repurchases	(27)	(7)
Purchase of noncontrolling interest	(14)	—
Debt issue costs	(59)	(4)
Other financing activities, net	7	1
Net cash provided by financing activities	2,494	261
Net increase in cash and cash equivalents	950	357
Cash and cash equivalents, beginning of period	1,760	1,610
Cash and cash equivalents, end of period	$2,710	$1,967
Supplemental disclosures of cash flow information:
Interest paid	$36	$27
Income taxes paid	$222	$145
Equity issued in connection with acquisitions	$3,105	$13

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q2	Q1	Q4	Q3	Q2
	2016	2016	2015	2015	2015
MANAGED CARE MEMBERSHIP BY STATE
Arizona	597,700	607,000	440,900	223,600	210,900
Arkansas	52,800	50,700	41,900	40,900	45,400
California	3,097,600	3,125,400	186,000	183,900	178,700
Florida	726,200	660,800	510,400	486,500	470,300
Georgia	493,300	495,500	408,600	406,700	405,000
Illinois	234,700	239,100	207,500	211,300	209,100
Indiana	291,000	290,300	282,100	276,700	250,400
Kansas	144,800	141,100	141,000	137,500	143,000
Louisiana	375,300	381,200	381,900	358,800	358,900
Massachusetts	47,100	52,400	61,500	63,700	61,500
Michigan	2,200	2,600	4,800	6,600	2,700
Minnesota	9,500	9,500	9,600	9,400	10,900
Mississippi	323,800	328,300	302,200	301,000	250,600
Missouri	102,900	100,000	95,100	88,400	82,600
New Hampshire	79,700	81,500	71,400	71,900	70,800
New Mexico	7,100	—	—	—	—
Ohio	319,000	314,000	302,700	308,100	287,100
Oregon	221,500	209,000	98,700	99,800	—
South Carolina	113,700	107,700	104,000	104,800	112,600
Tennessee	20,800	20,100	20,000	20,200	21,400
Texas	1,037,000	1,036,700	983,100	976,500	969,700
Vermont	1,600	1,500	1,700	1,500	2,800
Washington	239,700	226,500	209,400	208,600	214,100
Wisconsin	76,100	78,400	77,100	78,100	78,600
Total at-risk membership	8,615,100	8,559,300	4,941,600	4,664,500	4,437,100
TRICARE eligibles	2,815,700	2,819,700	—	—	—
Non-risk membership	—	161,400	166,300	169,900	176,600
Total	11,430,800	11,540,400	5,107,900	4,834,400	4,613,700

MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	5,541,200	5,464,200	3,763,400	3,719,900	3,536,000
ABD & LTC	757,500	757,600	478,600	473,700	454,000
Behavioral Health	455,800	456,500	456,800	216,700	203,900
Commercial	1,423,400	1,518,900	146,100	155,600	167,400
Medicare & Duals	300,700	303,100	37,400	39,300	28,200
Correctional	136,500	59,000	59,300	59,300	47,600
Total at-risk membership	8,615,100	8,559,300	4,941,600	4,664,500	4,437,100
TRICARE eligibles	2,815,700	2,819,700	—	—	—
Non-risk membership	—	161,400	166,300	169,900	176,600
Total	11,430,800	11,540,400	5,107,900	4,834,400	4,613,700

NUMBER OF EMPLOYEES	28,900	28,000	18,200	17,100	15,800

	Q2	Q1	Q4	Q3	Q2
	2016	2016	2015	2015	2015

DAYS IN CLAIMS PAYABLE (a)	43	66	44	45	46
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2016 is 42, reflecting adjusted medical costs to include a full quarter of Health Net operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$7,324	$7,682	$3,900	$3,834	$3,667
Unregulated	196	139	78	91	82
Total	$7,520	$7,821	$3,978	$3,925	$3,749

DEBT TO CAPITALIZATION	44.8%	44.6%	36.0%	38.4%	37.1%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	44.4%	44.3%	34.7%	37.1%	35.7%
(b) The non-recourse debt represents the Company's mortgage note payable ($66 million at June 30, 2016).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Health benefits ratio	86.6%	89.1%	87.4%	89.4%
General & administrative expense ratio	9.2%	8.4%	10.0%	8.4%
General & administrative expense ratio, excluding Health Net acquisition related expenses	9.0%	8.4%	8.7%	8.4%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2015	$2,092
Acquisitions	1,540
Incurred related to:
Current period	23,148
Prior period	(252)
Total incurred	22,896
Paid related to:
Current period	20,780
Prior period	1,798
Total paid	22,578
Balance, June 30, 2016	$3,950

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other return of premium programs, approximately $22 million of the “Incurred related to: Prior period” was recorded as a reduction to premium revenues.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2015 and prior.